NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061 investorrelations@elecsyscorp.com FOR IMMEDIATE RELEASE:	Phone: 913-647-0158	Fax: 913-647-0132

ELECSYS CORPORATION ACQUIRES SENSORCAST, LLC

Olathe, Kansas (January 5, 2010) - Elecsys Corporation (NASDAQ: ESYS), a leading global provider of innovative machine to machine (M2M) communication technology solutions, integrated displays and custom electronics for critical industrial applications, today announced its acquisition of SensorCast, LLC.

SensorCast, located in Lenexa, Kansas, provides integrated data collection and reporting solutions to the pipeline and energy exploration industries.  Its complete end-to-end solutions, encompassing reliable data acquisition hardware, proprietary communication protocols, and a secure web-based data management system, have been deployed to monitor and control critical assets on pipelines, oil and gas wells, storage tanks, pump stations, and other critical infrastructure.  Data from devices monitored by SensorCast technology can be integrated with existing supervisory control and data acquisition (SCADA) and database systems, allowing customers to cost-effectively expand their control systems to manage remote assets.

Elecsys acquired substantially all of the assets – including accounts receivable, inventory, and fixed assets, as well as all of the intellectual property and intangible assets – and assumed certain liabilities of SensorCast in exchange for $35,000 in cash and 266,325 unregistered shares of Elecsys Corporation common stock.  The Company expects revenue from SensorCast solutions to exceed $1,000,000 over the next twelve months.

Karl B. Gemperli, Chief Executive Officer of Elecsys, stated, “Elecsys continues to achieve revenue growth for our M2M remote monitoring solutions despite the current global economic environment.  As we continue to build our presence in the M2M market, Elecsys remains focused on developing additional M2M hardware, software, and communication solutions that provide critical operational data from remote sites to enhance the efficiency of our customers’ industrial operations.  This strategic acquisition of SensorCast technology broadens our capabilities and complements our suite of proprietary M2M solutions and will provide our existing customers immediate access to new technologies and solutions, opening up new potential for growth.”

Gemperli continued, “As we continue to develop new innovative M2M solutions, we expect to target new industries and generate a corresponding increase in business opportunities.  We are excited by the rapid growth in worldwide demand for wireless M2M solutions and our established technical expertise, global presence, and brand reputation positions Elecsys to be a key player in the growth of this developing market.”

Scott Tampke, president of SensorCast, commented, “We are proud to join the Elecsys organization and add the proprietary SensorCast technology to its select group of premium brands.  Together, we offer a strong combination of innovative M2M solutions to our customers in the oil and gas industry.  We believe that the coupling of SensorCast technology with the manufacturing, sales, and customer support resources of Elecsys, an established supplier of remote monitoring devices, will accelerate our growth in our targeted markets.”

Mr. Tampke will join the Elecsys management team as Chief Technology Officer.

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions for critical industrial applications worldwide.  Elecsys proprietary equipment and services encompass rugged wireless remote monitoring, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys also provides integrated displays and custom electronic assemblies to numerous industries worldwide.  Our primary markets include energy production and distribution, agriculture, natural resource management, safety systems, and transportation.  Elecsys markets and supports its proprietary technology and products under its WatchdogCP, NTG, Radix, eXtremeTAG, SensorCast, and DCI brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2009. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe
(913) 647-0158, Phone (913) 982-5766, Fax maryann.roe@elecsyscorp.com